Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-180289

February 26, 2015

Pricing Term Sheet

February 26, 2015

$1,250,000,000 1.700% Notes due 2018

$1,750,000,000 2.350% Notes due 2020

Final Term Sheet:
Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	3-year Senior Notes due 2018 (the “2018 Notes”) 5-year Senior Notes due 2020 (the “2020 Notes”)
Ratings:*	A2 /A (stable/ stable) (Moody’s/S&P)
Pricing Date:	February 26, 2015
Settlement Date:	March 5, 2015 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	2018 Notes: March 5, 2018 2020 Notes: March 5, 2020
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	2018 Notes: 40428H PQ9 / US40428HPQ91 2020 Notes: 40428H PR7 / US40428HPR74
Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Commerz Markets LLC

Danske Markets Inc.

Erste Group Bank AG

ING Financial Markets LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mischler Financial Group, Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Nykredit Bank A/S

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	2018 Notes: $1,250,000,000 2020 Notes: $1,750,000,000
Benchmark Treasury:	2018 Notes: UST 1.00% due February 15, 2018 2020 Notes: UST 1.25% due January 31, 2020
Treasury Yield:	2018 Notes:1.032% 2020 Notes: 1.541%
Treasury Price:	2018 Notes: 99-29 2020 Notes: 98-20
Re-offer Spread:	2018 Notes: UST + 70 basis points 2020 Notes: UST + 83 basis points
Coupon:	2018 Notes: 1.700% 2020 Notes: 2.350%
Re-offer Yield:	2018 Notes: 1.732% 2020 Notes: 2.371%
Issue Price:	2018 Notes: 99.907% 2020 Notes: 99.902%
Gross Fees:	2018 Notes: 0.250% 2020 Notes: 0.325%
Net Price:	2018 Notes: 99.657% 2020 Notes: 99.577%
Net Proceeds to Issuer:	2018 Notes: $1,245,712,500 2020 Notes: $1,742,597,500
Interest Payment Dates:	Semi-annual on each March 5 and September 5, commencing September 5, 2015
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

$300,000,000 Floating Notes due 2017

Final Term Sheet:

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	2-year Floating Rate Notes due 2017 (the “2017 Floating Rate Notes” and, together with the 2018 Notes and the 2020 Notes, the “Senior Notes”)
Ratings:*	A2 /A (stable/ stable)
Pricing Date:	February 26, 2015
Settlement Date:	March 5, 2015 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	2017 Floating Rate Notes: March 3, 2017
Form of Note:	Floating Rate Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	2017 Floating Rate Notes: 40428H PT3 / US40428HPT31
Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Commerz Markets LLC

Danske Markets Inc.

Erste Group Bank AG

ING Financial Markets LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mischler Financial Group, Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Nykredit Bank A/S

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	2017 Floating Rate Notes: $300,000,000
Coupon:	2017 Floating Rate Notes: Three-month USD LIBOR plus 45 basis points
Issue Price:	2017 Floating Rate Notes: 100.000%
Gross Fees:	2017 Floating Rate Notes: 0.150%
Net Price:	2017 Floating Rate Notes: 99.850%
Net Proceeds to Issuer:	2017 Floating Rate Notes: $299,550,000
Interest Payment Dates:	Quarterly on the 3rd of each of, March, June, September and December, commencing June 3, 2015 (short first coupon)
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days. The initial interest rate will be the three-month USD LIBOR plus 45 basis points as determined on March 3, 2015.
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes will be made against payment therefor on or about March 5, 2015, which will be the fifth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade the Senior Notes on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.